Exhibit 3.2

Marked Changes to Amended Sections of Restated Articles of Incorporation of EQT Corporation

2.3          Amendments to By-Laws. The Board of Directors may make, amend and repeal the By-Laws with respect to those matters which are not, by statute, reserved exclusively to the shareholders, subject always to the power of the shareholders to change such action as provided herein. No By-Law may be made, amended or repealed by the shareholders unless such action is approved by ~~the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors, voting together as a single class, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors, in which event (unless otherwise expressly provided in the Articles or the By-Laws)~~ the vote specified by applicable law for valid shareholder action ~~shall be required~~.

2.4          Amendments to Articles. Subject to the voting rights given to any particular series of the Preferred Stock by the Board of Directors pursuant to Subdivision 1.1 of Division A hereof, and except as may be specifically provided to the contrary in any other provision in the Articles with respect to amendment or repeal of such provision, including Subdivision 4.3(d), the ~~affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors, voting together as a single class, shall be required to amend the Articles of the Company or repeal any provision thereof, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors, in which event (unless otherwise expressly provided in the Articles) such shareholder approval as may be~~ vote specified by applicable law for valid shareholder action shall be required to amend the Articles of the Company or repeal any provision thereof.

2.5.         Special Meetings. Any holder(s) of at least twenty-five percent (25%) of the outstanding shares of the Company’s Voting Stock shall have the right to call a special meeting of the shareholders. Notice of any such special meeting shall be given in accordance with the procedures set forth in the By-Laws.

~~2.5~~2.6     General. The Company may issue and dispose of any of its authorized shares for such consideration as may be fixed by the Board of Directors subject to the laws then applicable.

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3.1          The business and affairs of the Company shall be managed by a Board of Directors comprised as follows:

(a)           The Board of Directors shall consist of not less than 5 nor more than 15 persons, the exact number to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority vote of the directors then in office.

(b)           Each person elected as a director of the Company after the 2013 annual meeting of shareholders, whether to succeed a person whose term of office as a director has expired (including the expiration of such person’s term) or to fill any vacancy, shall be elected for a term expiring at the next annual meeting. Each director elected at or prior to the 2013 annual meeting of shareholders shall be deemed to serve as a member of the class of directors to which he or she was so elected for the term elected. At and after the 2016 annual meeting of shareholders, the directors shall no longer be classified with respect to the time for which they hold office. Notwithstanding the foregoing, each director elected shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

(c)           Any director, any class of directors (if the Board of Directors is then classified) or the entire Board of Directors may be removed from office by shareholder vote at any time, without assigning any cause, but only if shareholders entitled to cast ~~at least 80% of the votes which all shareholders would be entitled to cast at an annual election of directors (or of such class of directors if the Board is then classified) shall vote in favor of such removal~~ the vote specified by applicable law for valid shareholder action shall vote in favor of such removal.

(d)           Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs. A person elected to fill a vacancy in the Board of Directors shall hold office for a term expiring at the next annual meeting of shareholders held immediately following such person being elected to fill the vacancy. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(e)           Whenever the holders of any class or series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Company, none of the foregoing provisions of this Section 3.1 shall apply with respect to the director or directors elected by such holders of preferred stock.

~~3.2          Notwithstanding any other provisions of law, the Articles or the By-Laws of the Company, the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, this Division C, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors.~~

~~3.3~~3.2     No Director shall be personally liable for monetary damages as such (except to the extent otherwise provided by law) for any action taken, or any failure to take any action, unless such Director has breached or failed to perform the duties of his or her office under Title 42, Chapter 83, Subchapter F of the Pennsylvania Consolidated Statutes (or any successor statute relating to Directors’ standard of care and justifiable reliance); and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

If the Pennsylvania Consolidated Statutes are amended after May 22, 1987, the date this section received shareholder approval, to further eliminate or limit the personal liability of Directors, then a Director shall not be liable, in addition to the circumstances set forth in this section, to the fullest extent permitted by the Pennsylvania Consolidated Statutes, as so amended.

The provisions of this section shall not apply to any actions filed prior to January 27, 1987 nor to any breach of performance of duty, or any failure of performance of duty, by any Director occurring prior to January 27, 1987.

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